Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191

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NEXTEL CEO CONFIRMS STRONG BUSINESS TRENDS

-Nextel is Firmly On-track to Achieve 2003 Guidance-

BOSTON — September 8, 2003 – Speaking at the Morgan Stanley Global Media & Communications Conference, Nextel Communications Inc. (NASDAQ: NXTL) President and CEO Tim Donahue will inform investors of the company’s strong business trends and will reaffirm its full-year 2003 guidance. In addition, Donahue will discuss the company’s plans for expanding its competitive advantage through advanced products and services, network quality and customer care.

“Following our record performance in the second quarter of 2003, Nextel’s robust business trends are continuing in the third quarter. These trends include strong subscriber and revenue growth, and a continuation of our industry-leading operating income margins before depreciation and amortization,” said Tim Donahue. “Nextel is firmly on track to achieve our 2003 guidance.”

Nextel provides differentiated wireless services to more than 11.7 million high-value subscribers. The company continues to enhance Nationwide Direct ConnectSM — the long-range digital walkie-talkie service that allows customers to reach each other instantly without dialing a phone number — by expanding this service across the U.S. border into Mexico. Nextel is also preparing to launch a new line of sleek wireless phones next month with enhanced battery life, location capabilities, a new voice coder that will nearly double the cellular calling capacity of Nextel’s nationwide network.

About Nextel
Nextel Communications, a Fortune 300 company based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 293 of the top 300 U.S. markets. Through recent market launches, Nextel and Nextel Partners service is available today in areas of the U.S. where approximately 242 million people live or work.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including our future expectations concerning our financial and operating performance. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, including those associated with nationwide Direct Connect and our planned upgrade to our voice coder technology, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel reports filed with the SEC, including Nextel’s annual report on Form 10-K for the year ended December 31, 2002 and in its Form 10-Q for the second quarter of 2003. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.